Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Andrew Samuel

Chairman and CEO

(717) 724-2800

TOWER BANCORP, INC. COMPLETES ACQUISITION

OF FIRST CHESTER COUNTY CORPORATION

Creating Central and Southeastern Pennsylvania’s Premier Community Bank

December 10, 2010 HARRISBURG, PA – Tower Bancorp, Inc. (“Tower”) (NASDAQ: TOBC) announced today that it completed its previously announced acquisition of First Chester County Corporation (“First Chester”) (NASDAQ: FCEC), creating a community banking organization with approximately $2.7 billion in total assets, $2.3 billion in deposits, and a branch network of 49 offices in central and southeastern Pennsylvania and Maryland.

“We are delighted with the closing of this transaction and look forward to moving ahead as a stronger, unified organization, building sustained value for our key stakeholders,” said Andrew Samuel, Chairman and CEO of Tower Bancorp, Inc.

John A. Featherman, III, Chairman, CEO and President of First Chester continued, “By joining organizations with similar cultures and local community focus, we’ve created a bank with improved access and greater convenience that offers more choices for our customers. We look forward to capitalizing on the tremendous opportunity ahead and to build on our complementary strengths and bring better banking and wealth management services to all of our local communities.”

Under the terms of the merger agreement, each share of First Chester common stock will be exchanged for 0.356 shares of Tower common stock. The all-stock transaction is valued at approximately $49.5 million based on Tower’s closing share price of $22.03 on December 9, 2010.

With completion of the merger, the former First National Bank of Chester County locations in Chester County will operate as a division of Graystone Tower Bank, leveraging the bank’s recognizable orange brand under a new name, 1N Bank. Tower Chief Operating Officer Jeff Renninger will lead the 1N Bank division team during the initial integration period until a division president is named, with support from John A. Featherman, III as Chairman and Chief Executive Officer of the 1N Bank division, and executives Dave Roland, SVP and Commercial Loan Manager, and Elizabeth Golding, SVP and Retail Executive.

“The transition to 1N Bank offers an opportunity to build on an identity that’s already well-established and well-received, in many of our communities,” said Featherman. “Our new name builds on the brand we have established and embraces our 147-year legacy as First National. All of our Chester County branch locations will maintain the orange logo and bank colors, where customers can expect to receive the same high-quality service for which the bank has always been known.”

About Tower Bancorp, Inc.

Tower Bancorp, Inc. is the parent company of Graystone Tower Bank, a full-service community bank operating 26 branch offices in central Pennsylvania and Maryland through two divisions, Graystone Bank and Tower Bank. With total assets of approximately $1.6 billion, Tower Bancorp’s unparalleled competitive advantage is its more than 300 employees and a strong corporate culture paired with a clear vision that provides customers with uncompromising service and individualized solutions to every financial need. Tower Bancorp’s common stock is listed on the NASDAQ Global Market under the symbol “TOBC.” More information about Tower Bancorp and its divisions can be found on the internet at www.yourtowerbank.com, www.graystonebank.com and www.towerbancorp.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in filings by Tower Bancorp, Inc. and First Chester Financial Corporation with the Securities and Exchange Commission (SEC).

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